Exhibit 99.1

United Online® Reports Third-Quarter Results

  Operating Income and Adjusted OIBDA Exceed High End of Guidance Range, Excluding Results of FTD® Acquisition Not Contemplated in Guidance
  Revenues Near High End of Guidance Range, Excluding Results of FTD Acquisition Not Contemplated in Guidance
  Quarterly Net Growth of 278,000 Classmates Media Segment Pay Accounts Leads to Important Milestone of More than 4 Million Classmates Media Segment Pay Accounts
  New FTD Segment Delivers $8.2 Million in Adjusted OIBDA From Date of Acquisition

WOODLAND HILLS, Calif.--(BUSINESS WIRE)--November 5, 2008--United Online, Inc. (Nasdaq:UNTD), a leading provider of consumer products and services over the Internet, today reported financial results for its third quarter ended September 30, 2008. The results include FTD Group, Inc. (“FTD”) from August 26, 2008, the date of acquisition.

“United Online delivered another outstanding quarter, demonstrating the resiliency of our business within a challenging macroeconomic environment,” commented Mark R. Goldston, Chairman, President and Chief Executive Officer of United Online. “Our marketing initiatives and Web site enhancements continue to drive impressive growth in traffic and user-generated content on our social networking Web sites, including our flagship Classmates site in the U.S. as well as our StayFriends and Trombi Web sites in Europe. Our increasing base of free and pay social networking members helped us to achieve strong year-over-year growth in Classmates Media segment revenues and adjusted OIBDA during the third quarter, registering record performance on both measures. In addition, our focus on operating efficiency again delivered solid results within our mature Communications business, where segment adjusted OIBDA as a percentage of segment revenues remained above 40% for the second consecutive quarter.”

“The company’s most significant milestone in the third quarter was completing the acquisition of FTD Group, Inc., which brings the world-class FTD and Interflora brands to United Online,” Goldston continued. “The acquisition is expected to provide several strategic benefits to United Online, including a significant increase in scale, diversification of the company’s revenue streams and profitability, as well as expanded marketing opportunities and efficiencies. Since closing the acquisition in late August, we have made considerable progress towards prioritizing and sequencing a broad set of marketing initiatives to enhance the FTD business.”

“We recently appointed Robert Apatoff as President of FTD to guide the execution of our vision. Rob is a former colleague of mine who has more than 25 years of leadership experience at major consumer branded companies,” Goldston said. “He is a proven leader with not only the experience and talents we were seeking, but also the unique perspective of an executive who served on FTD’s board for four years and understands the company’s opportunities and challenges.”

Summary Results for Third Quarter Ended September 30, 2008:

As a result of the FTD acquisition on August 26, 2008, United Online has established FTD and its subsidiaries as a third operating segment. The operations constituting the Classmates Media and Communications segments remain unchanged. To facilitate comparisons with the company’s guidance that was issued prior to the acquisition of FTD, and therefore excluded the results of the FTD segment, the following table summarizes key financial results for the quarter ended September 30, 2008 including certain measures that both include and exclude the impact of the FTD acquisition.

(in millions, except per share and pay account figures)
Financial Highlights	Q3 2008	Q3 2007	% Change
Classmates Media revenues	$58.7	$50.0	18%
Communications revenues	62.1	76.9	(19%)
Revenues, excluding FTD segment	120.9	126.8	(5%)

FTD revenues	48.3	-	N/A
Consolidated revenues	$169.2	$126.8	33%

Operating income(a), excluding FTD segment	$23.8	$23.3	2%
FTD operating income	5.0	-	N/A
GAAP operating income, consolidated(a)	$28.8	$23.3	24%

Adjusted OIBDA(1)(a), excluding FTD segment	$41.0	$37.2	10%
FTD adjusted OIBDA(1)	8.2	-	N/A
Adjusted OIBDA(1)(a), consolidated	$49.2	$37.2	32%

GAAP net income(a)	$16.2	$14.0	16%
GAAP diluted net income per share(a)	$0.21	$0.20	5%

Adjusted net income(2)(a)	$26.4	$20.5	29%
Adjusted diluted net income per share(2)(a)	$0.34	$0.29	17%

Net growth in pay accounts(3)	183,000	121,000
  Classmates Media segment revenues were a record $58.7 million, an increase of 18% versus the year-ago quarter.
  Communications segment revenues were $62.1 million, a decline of 19% versus the year-ago quarter.
  Revenues, excluding the FTD segment revenues, were $120.9 million, a decline of 5% versus the year-ago quarter.
  Consolidated revenues were $169.2 million, an increase of 33% versus the year-ago quarter.
  Operating income, excluding the FTD segment operating income, was $23.8 million, an increase of 2%(a) versus the year-ago quarter.
  Consolidated operating income was $28.8 million, an increase of 24%(a) versus the year-ago quarter.
  Adjusted OIBDA(1), excluding the FTD segment adjusted OIBDA(1), was $41.0 million, an increase of 10%(a) versus the year-ago quarter.
  Consolidated adjusted OIBDA(1) was $49.2 million, an increase of 32%(a) versus the year-ago quarter.
  GAAP diluted net income per share was $0.21, an increase of 5%(a) versus the year-ago quarter.
  Adjusted diluted net income per share(2) was $0.34, an increase of 17%(a) compared to the year-ago quarter.
  Total pay accounts increased by a net 183,000, versus a net increase of 121,000 pay accounts in the year-ago quarter (which included a loss of 18,000 pay accounts resulting from the company’s decision to exit its photo sharing business). Total pay accounts were 5.9 million at September 30, 2008.

(a) Q3 2007 GAAP operating income, adjusted OIBDA(1), adjusted OIBDA(1) as a % of consolidated revenues, GAAP net income, GAAP diluted net income per share, adjusted net income(2), and adjusted diluted net income per share(2) were impacted by pre-tax expenses of $2.0 million ($1.3 million, net of tax) relating to a proposed initial public offering (“IPO”) of the company’s Classmates Media Corporation (“CMC”) subsidiary. CMC withdrew its Form S-1 registration statement relating to its proposed IPO in December 2007.

Scott H. Ray, Executive Vice President and Chief Financial Officer, commented, “Our Classmates Media and Communications segments again delivered another quarter of strong results, and coupled with our acquisition of FTD, contributed to the increase in our adjusted OIBDA guidance for full-year 2008. Our third quarter results, when viewed in light of both the company’s and FTD’s historical results, underscore the confidence we have in our ability to service our debt and pay dividends while continuing to invest in growth initiatives.”

Cash Flows, Balance Sheet and Dividend Highlights for Third Quarter Ended September 30, 2008:

  Cash flows from operations were $35.5 million, an increase of 6% versus the year-ago quarter.
  Free cash flow(4) was $31.5 million, an increase of 10% versus the year-ago quarter.
  Cash, cash equivalents and short-term investments at September 30, 2008 were a combined $69.7 million, a net decrease of $170.3 million from $240.0 million at June 30, 2008. The company utilized approximately $202.5 million in existing cash balances during the quarter to partially fund the FTD acquisition and related expenses.
  Total debt at September 30, 2008 was $423.1 million, including $58.5 million at the United Online parent company and $364.6 million at the FTD Group, Inc. subsidiary that is non-recourse to the United Online parent company.
  The company paid $14.9 million in cash dividends during the quarter.
  The company’s board of directors recently declared a quarterly cash dividend for the 15th consecutive quarter. The dividend of $0.10 per share is consistent with the company’s previously-disclosed intention to reduce the dividend following the closing of the FTD acquisition from $0.20 per share to $0.10 per share. The dividend is payable on November 28, 2008 to shareholders of record on November 14, 2008.

Segment Results for Third Quarter Ended September 30, 2008:

FTD:

	(in millions, except percentages)
Financial Highlights	Q3 2008	Q3 2007	% Change
Products	$35.2	$-	N / A
Services	13.1	-	N / A
Segment revenues	$48.3	$-	N / A
as a % of consolidated revenues	28.5%		N / A

Segment income from operations	$8.2	$-	N / A
Segment adjusted OIBDA(1)	$8.2	$-	N / A
as a % of segment revenues	17.0%	-	N / A
  Segment revenues, segment income from operations, and segment adjusted OIBDA(1) reflect FTD’s operations from August 26, 2008, the date of acquisition, through September 30, 2008.
  Segment revenues of $48.3 million represented 28.5% of consolidated revenues in the third quarter. Assuming FTD had been included in United Online’s operating results for the entire third quarter of 2008, the FTD segment would have represented approximately 50% of consolidated revenues.
  Segment adjusted OIBDA(1) was $8.2 million, representing 17.0% of segment revenues.

Classmates Media:

	(in millions, except percentages)
Financial Highlights	Q3 2008	Q3 2007	% Change
Billable services revenues	$36.4	$28.5	28%
Advertising revenues	22.4	21.5	4%
Segment revenues	$58.7	$50.0	18%
as a % of consolidated revenues	34.7%	39.4%

Segment income from operations(b)	$12.2	$7.7	58%
Segment adjusted OIBDA(1)(b)	$15.6	$9.6	63%
as a % of segment revenues(b)	26.5%	19.2%
  Segment revenues were a record $58.7 million, an increase of 18% versus the year-ago quarter, primarily due to strong growth in segment pay accounts.
  The segment represented 34.7% of consolidated revenues in the third quarter. Assuming FTD had been included in United Online’s operating results for the entire third quarter of 2008, the Classmates Media segment would have represented approximately 24% of consolidated revenues.
  Segment adjusted OIBDA(1) was $15.6 million, an increase of 63%(b) versus the year-ago quarter.
  Segment adjusted OIBDA(1) as a percentage of segment revenues increased to 26.5% versus 19.2%(b) of segment revenues in the year-ago quarter.
  Pay accounts(3) increased by a net 278,000, up from net growth of 273,000 pay accounts in the year-ago quarter. Pay accounts as of September 30, 2008 were 4.1 million, a 37% increase from September 30, 2007 and a 7% increase from June 30, 2008.
  Segment active accounts(3) were 15.5 million, an increase of 21% versus 12.8 million in the year-ago quarter.

(b) Q3 2007 segment income from operations, segment adjusted OIBDA(1) and segment adjusted OIBDA(1) as a % of segment revenues were impacted by pre-tax expenses of $2.0 million relating to a proposed IPO of CMC. CMC withdrew its Form S-1 registration statement relating to its proposed IPO in December 2007.

Communications:

	(in millions, except percentages)
Financial Highlights	Q3 2008	Q3 2007	% Change
Billable services revenues	$53.2	$66.1	(20%)
Advertising revenues	8.9	10.7	(17%)
Segment revenues	$62.1	$76.9	(19%)
as a % of consolidated revenues	36.7%	60.6%

Segment income from operations	$18.8	$23.7	(21%)
Segment adjusted OIBDA(1)	$25.4	$27.6	(8%)
as a % of segment revenues	40.9%	35.9%
  Segment revenues were $62.1 million, a decrease of 19% versus the year-ago quarter, primarily driven by a decrease in segment pay accounts.(3)
  The segment represented 36.7% of consolidated revenues in the third quarter. Assuming FTD had been included in United Online’s operating results for the entire third quarter of 2008, the Communications segment would have represented approximately 26% of consolidated revenues.
  Segment adjusted OIBDA(1) was $25.4 million, a decrease of 8% versus the year-ago quarter.
  Segment adjusted OIBDA(1) as a percentage of segment revenues increased to 40.9% versus 35.9% of segment revenues in the year-ago quarter, reflecting the company’s continuing efforts in expense management and driving profitability and cash flows.
  Pay accounts(3) declined by a net 95,000 versus a net decline of 152,000 pay accounts in the year-ago quarter (which included a loss of 18,000 pay accounts resulting from the company’s decision to exit its photo sharing business). Q3 2008 was the first quarter in more than two years in which the net decline in Communications segment pay accounts was less than 100,000. Segment pay accounts at September 30, 2008 were 1.8 million.

Business Outlook:

The following forward-looking information includes certain projections made by management as of the date of this press release. The company does not intend to revise or update this information and may not provide this type of information in the future. Due to a variety of factors, actual results may differ significantly from those projected. Factors include, without limitation, the factors referenced later in this announcement under the caption "Cautionary Information Regarding Forward-Looking Statements." These and other factors are discussed in more detail in the company's filings with the Securities and Exchange Commission.

Below is the company's initial guidance for the quarter ending December 31, 2008, as well as the company’s prior and updated guidance for the year ending December 31, 2008. While the prior guidance for the year ending December 31, 2008 did not include FTD, the company’s updated guidance for the year ending December 31, 2008 includes FTD from August 26, 2008, the date of acquisition.

Fourth-Quarter 2008 Guidance:

Fourth-Quarter 2008 (in millions)	Guidance
Revenues	$264.0 ─ $272.0
Adjusted OIBDA(1)	$59.0 ─ $63.0

Full-Year 2008 Guidance:

Full-Year 2008 (in millions)	Guidance
Revenues	$677.2 ─ $685.2
Adjusted OIBDA(1)	$184.4 ─ $188.4

The company has increased its full-year 2008 guidance for adjusted OIBDA(1) to reflect the strong performance of the Communications and Classmates Media segments year-to-date, as well as the inclusion of FTD from August 26, 2008, the date of acquisition.

The table below reconciles the company’s guidance for operating income, a GAAP measure, to adjusted OIBDA(1).

Fourth-Quarter and Full-Year 2008	Q4 2008	FY 2008	Prior FY 2008
(in millions)	Guidance	Guidance	Guidance
	(Includes FTD)	(Includes FTD From 8/26)	(Did not Include FTD)
GAAP Operating Income	$34.9 ─ $38.9	$106.1 ─ $110.1	$82.3 ─ $87.3
Depreciation	6.2	21.8	20.3
Amortization of intangible assets	8.7	18.5	9.3
Stock-based compensation	9.2	37.3	36.4
Restructuring charges	─	0.7	0.7
Adjusted OIBDA(1)	$59.0 ─ $63.0	$184.4 ─ $188.4	$149.0 ─ $154.0

(1) Adjusted operating income before depreciation and amortization (adjusted OIBDA) is defined by the company as operating income before depreciation; amortization; stock-based compensation; restructuring and related charges; and impairment of goodwill, intangible assets and long-lived assets. The company’s definition of adjusted OIBDA has been modified from time to time. Management believes that because adjusted OIBDA excludes (1) certain non-cash expenses (such as depreciation, amortization, stock-based compensation, and impairment of goodwill, intangible assets and long-lived assets); and (2) expenses that are not reflective of the company's core operating results over time (such as restructuring and related charges), this measure provides investors with additional useful information to measure the company's financial performance, particularly with respect to changes in performance from period to period. Management uses adjusted OIBDA to measure the company's performance. The company's board of directors has used this measure as a basis in determining certain compensation incentives for certain members of the company's management. Adjusted OIBDA is not determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A limitation associated with the use of adjusted OIBDA is that it does not reflect the periodic costs of certain tangible and intangible assets used in generating revenues in the company's business. Management evaluates the costs of such tangible and intangible assets through other financial activities such as evaluations of capital expenditures and purchase accounting. An additional limitation associated with this measure is that it does not include stock-based compensation expenses related to the company's workforce. Management compensates for this limitation by providing a summary of stock-based compensation expenses on the face of the consolidated statements of operations. A further limitation associated with the use of this measure is that it does not reflect the costs of restructuring and related charges and impairment of goodwill, intangible assets and long-lived assets. Management compensates for this limitation by providing supplemental information about restructuring and related charges and impairment charges within its financial press releases and Securities and Exchange Commission (“SEC”) filings, when applicable. An additional limitation associated with the use of this measure is that the term “adjusted OIBDA” does not have a standardized meaning. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may not provide investors a comparable view of the company's performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measure, operating income, directly ahead of adjusted OIBDA within its financial press releases and by providing a reconciliation that shows and describes the adjustments made. A reconciliation to operating income is provided in the accompanying tables.

Adjusted OIBDA for each of the company's segments is defined by the company as segment income from operations, as set forth in the company's Forms 10-K and Forms 10-Q, before stock-based compensation, restructuring and related charges and impairment of goodwill, intangible assets and long-lived assets. The company’s definition of adjusted OIBDA for each of the company’s segments has been modified from time to time. Management believes that because segment adjusted OIBDA and segment adjusted OIBDA as a percentage of segment revenues exclude (1) certain non-cash expenses (such as stock-based compensation, and impairment of goodwill, intangible assets and long-lived assets); and (2) expenses that are not reflective of the segment’s core operating results over time (such as restructuring and related charges), these measures provide investors with additional useful information to evaluate the company’s segment financial performance, particularly with respect to changes in performance from period to period. Segment adjusted OIBDA and segment adjusted OIBDA as a percentage of segment revenues are not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A limitation associated with these measures is that they do not include stock-based compensation expenses related to the company’s workforce. Management compensates for this limitation by providing a summary of stock-based compensation expenses on the face of the consolidated statements of operations. A further limitation associated with the use of these measures is that they do not reflect the costs of restructuring and related charges and impairment charges related to an operating segment. Management compensates for this limitation by providing supplemental information about restructuring and related charges and impairment charges by segment within its financial press releases and SEC filings, when applicable. A reconciliation to segment income from operations, its most comparable GAAP financial measure, is provided in the accompanying tables.

(2) Adjusted net income is defined by the company as net income before the after-tax effect of: stock-based compensation; amortization of intangible assets; restructuring and related charges; impairment of goodwill, intangible assets and long-lived assets; and the cumulative effect of a change in accounting principle as a result of the adoption of SFAS 123R, and the re-measurement of certain deferred tax assets. Management believes that adjusted net income and adjusted diluted net income per share provide investors with additional useful information to measure the company’s financial performance, particularly with respect to changes in performance from period to period, because these measures are exclusive of (1) certain non-cash expenses (such as stock-based compensation, amortization, the cumulative effect of change in accounting principle, and impairment of goodwill, intangible assets and long-lived assets); and (2) expenses that are not reflective of the company’s core results over time (such as restructuring and related charges). Management also uses adjusted net income and adjusted diluted net income per share for this purpose. Adjusted net income and adjusted diluted net income per share are not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. The limitations of adjusted net income and adjusted diluted net income per share are that, similar to adjusted OIBDA, they do not include certain costs, and the terms “adjusted net income” and “adjusted diluted net income” per share do not have standardized meanings. Therefore, other companies may use the same or similarly named measures but exclude different items or use different computations, which may not provide investors a comparable view of the company’s performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measures, net income and diluted net income per share, directly ahead of adjusted net income and adjusted diluted net income per share within its financial press releases and by providing a reconciliation that shows and describes the adjustments made. Reconciliations to net income and diluted net income per share are provided in the accompanying tables.

(3) A pay account represents a unique billing relationship with a customer who subscribes to one or more of the company’s Classmates Media or Communications services. A pay account does not equate to a unique subscriber since one subscriber could have several pay accounts. Classmates Media segment active accounts are defined as: all social networking pay accounts as of the date presented; the monthly average for the period of all free social networking accounts who have visited the company’s domestic or international social networking Web sites, excluding The Names Database, at least once during the period; and the monthly average for the period of all loyalty marketing members who have earned or redeemed points during such period. Communications segment active accounts are defined as all Communications pay accounts as of the date presented combined with the number of free Communications accounts (access and email users), excluding free Web hosting accounts, that logged on to the company’s services at least once during the preceding 31 days.

(4) Free cash flow is defined by the company as net cash provided by operating activities, less capital expenditures and including the excess tax benefits from stock-based compensation and cash paid for restructuring and related charges. Management believes that free cash flow provides investors with additional useful information to measure operating liquidity because it reflects the company’s operating cash flows after investing in capital assets and prior to cash paid for restructuring and related charges. It also fully reflects the tax benefits realized by the company from stock-based compensation. This measure is used by management, and may also be useful for investors, to assess the company’s ability to pay its quarterly dividend, repay debt obligations, generate cash flow for a variety of strategic opportunities, including reinvestment in the business, and effect potential acquisitions and share repurchases. Free cash flow is not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A limitation of free cash flow is that it does not represent the total increase or decrease in cash during the period. An additional limitation associated with the use of this measure is that the term “free cash flow” does not have a standardized meaning. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may not provide investors a comparable view of the company’s performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measure, net cash provided by operating activities, directly ahead of free cash flow within its financial press releases and by providing a reconciliation that shows and describes the adjustments made. A reconciliation to net cash provided by operating activities is provided in the accompanying tables.

Investor Conference Call Today at 5:00 p.m. ET (2:00 p.m. PT):

United Online will host a conference call today at 5:00 p.m. ET (2:00 p.m. PT) to discuss its quarterly results. To participate, please dial 877-795-3638 (or 719-325-4776 outside the U.S.), and provide the confirmation code, 4307975. A live webcast of the call, along with a presentation containing financial highlights for the quarter ended September 30, 2008, can also be accessed through the “investors” section of the company's Web site located at www.unitedonline.com. The presentation and a replay of the broadcast will be available on the Web site for seven days, or by dialing 888-203-1112 (or 719-457-0820 outside of the U.S.) and the confirmation code, 4307975.

About United Online:

United Online, Inc. (Nasdaq:UNTD) is a leading provider of consumer products and services over the Internet, where the company's brands have attracted a large online audience that includes more than 60 million registered consumer accounts. The company's floral and related offerings include products and services for consumers and retail florists, as well as for other retail locations offering floral products and services, in the U.S., Canada, the United Kingdom, and the Republic of Ireland. The floral business utilizes the highly recognized FTD (www.ftd.com) and Interflora (www.interflora.co.uk) brands, both supported by the Mercury Man logo that is displayed in approximately 45,000 retail floral shops worldwide. The company's Classmates Media services include online social networking (www.Classmates.com) and online loyalty marketing (www.MyPoints.com) in North America. Classmates Media also operates online social networking Web sites in a number of European countries. The company's Communications services include value-priced Internet access and email provided by NetZero (www.netzero.com) and Juno (www.Juno.com).

Headquartered in Woodland Hills, CA, United Online operates through a global network of locations in the U.S., Canada, the United Kingdom, Germany, and India. More information about United Online is available on the company's Web site located at: www.unitedonline.com.

Cautionary Information Regarding Forward-Looking Statements:

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements about future financial performance; operating expenses; operating and marketing efficiencies; revenues; dividends; capital expenditures; depreciation and amortization; tax payments; stock-based compensation; restructuring charges; the company’s ability to repay indebtedness, pay dividends and invest in growth initiatives; and statements regarding the anticipated impact or benefits of associated with the acquisition of FTD Group, Inc. (“FTD”). Potential factors that could affect the matters about which the forward looking statements are made include, among others: the effect of competition; the company’s inability to retain or grow its free and pay accounts; the company’s inability to acquire and retain florist members of FTD and Interflora Holdings Limited; the company’s inability to increase or maintain its advertising revenues; failure to achieve expanded marketing opportunities and efficiencies and other benefits associated with FTD, or to implement any or all planned marketing initiatives; the effects of seasonality; changes in stock-based compensation due to future equity issuances; changes in amortization or depreciation due to a variety of factors; potential write down, reserve against or impairment of assets including receivables, goodwill, intangibles or other assets; changes in tax laws, the company’s business or other factors that would impact anticipated tax benefits; that restructuring and related charges will be greater than anticipated; risks associated with the commercialization of new services; the company’s ability to enforce or defend its ownership and use of intellectual property; problems associated with the company’s operations, systems or technologies; the company’s ability to retain key customers and key personnel; risks associated with litigation and governmental regulation; changes in general economic and marketing conditions and laws; changes in the floral industry; inability to successfully integrate the financial, accounting and administrative functions of United Online and FTD; the impact of, and restrictions associated with, the company’s indebtedness; as well as the risk factors disclosed in United Online’s filings with the Securities and Exchange Commission (http://www.sec.gov), including, without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as the date hereof. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Reported results should not be considered an indication of future performance. Except as required by law, the company undertakes no obligation to publicly release the results of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

UNITED ONLINE, INC.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Quarter Ended September 30,
	2008	2007

Revenues	$169,157	$126,825

Operating expenses:
Cost of revenues(a)	54,844	27,865
Sales and marketing(a)	42,376	38,410
Technology and development(a)	14,983	12,276
General and administrative(a)	23,096	21,887
Amortization of intangible assets	4,966	3,090
Restructuring charges	93	34
Total operating expenses	140,358	103,562

Operating income	28,799	23,263

Interest income	1,053	1,979
Interest expense	(3,751)	(1)
Other income (expense), net	492	(332)

Income before income taxes	26,593	24,909
Provision for income taxes	10,427	10,940
Net income	$16,166	$13,969

Basic net income per share	$0.22	$0.21

Diluted net income per share	$0.21	$0.20

Shares used to calculate basic net income per share	74,108	67,207
Shares used to calculate diluted net income per share	75,674	69,525
Shares outstanding at end of period	81,785	67,639

(a) Stock-based compensation was allocated as follows:
Cost of revenues	$381	$247
Sales and marketing	2,135	1,128
Technology and development	2,664	1,358
General and administrative	4,775	3,050
Total stock-based compensation	$9,955	$5,783

UNITED ONLINE, INC.
Unaudited Reconciliations of Non-GAAP Financial Data
(in thousands)

Unaudited Reconciliation of Operating Income to Adjusted OIBDA(1)

	Quarter Ended September 30,
	2008	2007
Operating income	$28,799	$23,263
Depreciation	5,348	5,021
Amortization of intangible assets	4,966	3,090
Operating income before depreciation and amortization	39,113	31,374
Stock-based compensation	9,955	5,783
Restructuring charges	93	34
Adjusted operating income before depreciation and amortization	$49,161	$37,191

Unaudited Reconciliation of Segment Income from Operations to Segment Adjusted OIBDA(1)

	Quarter Ended September 30,
	2008	2007
FTD:
Segment income from operations	$8,184	$-
Segment adjusted operating income before depreciation and amortization	$8,184	$-

Classmates Media:
Segment income from operations	$12,158	$7,682
Stock-based compensation	3,435	1,904
Segment adjusted operating income before depreciation and amortization	$15,593	$9,586

Communications:
Segment income from operations	$18,771	$23,692
Stock-based compensation	6,520	3,879
Restructuring charges	93	34
Segment adjusted operating income before depreciation and amortization	$25,384	$27,605

UNITED ONLINE, INC.
Unaudited Reconciliation of Net Income to Adjusted Net Income(2)
(in thousands, except per share amounts)

	Quarter Ended September 30,
	2008	2007

Net income	$16,166	$13,969
Add (deduct):
Stock-based compensation	9,955	5,783
Amortization of intangible assets	4,966	3,090
Restructuring charges	93	34
	31,180	22,876

Income tax effect of adjusting entries	(4,779)	(2,349)
Adjusted net income	$26,401	$20,527

Basic net income per share	$0.22	$0.21
Diluted net income per share	$0.21	$0.20

Adjusted basic net income per share	$0.36	$0.31
Adjusted diluted net income per share	$0.34	$0.29

Shares used to calculate basic net income per share	74,108	67,207
Shares used to calculate diluted net income per share	75,674	69,525

Shares used to calculate adjusted basic net income per share	74,108	67,207
Shares used to calculate adjusted diluted net income per share(a)	78,205	71,171

(a) Includes the adjustment of shares used to calculate diluted net income per share resulting from the elimination of stock-based compensation.

UNITED ONLINE, INC.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2008	December 31, 2007

ASSETS
Cash, cash equivalents and short-term investments	$69,670	$218,307
Accounts receivable, net	58,136	28,765
Deferred tax assets, net	9,914	64,609
Property and equipment, net	60,451	39,570
Goodwill and intangible assets, net	1,003,485	173,267
Other assets	53,956	27,875
Total assets	$1,255,612	$552,393

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$72,390	$38,095
Accrued liabilities	40,594	30,586
Member redemption liability	26,348	24,560
Deferred revenue	80,904	67,777
Debt, net of discounts	423,073	-
Deferred tax liabilities, net	70,314	-
Capital leases	-	13
Other liabilities	13,622	10,734
Total liabilities	727,245	171,765

Stockholders' equity	528,367	380,628

Total liabilities and stockholders' equity	$1,255,612	$552,393

UNITED ONLINE, INC.
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Quarter Ended September 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$16,166	$13,969
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and stock-based compensation	20,269	13,894
Accretion of discounts and amortization of debt issue costs	447	-
Provision for doubtful accounts receivable	402	1,267
Deferred taxes and other	3,802	5,246
Tax benefits from stock-based compensation	161	521
Excess tax benefits from stock-based compensation	(75)	(199)
Change in operating assets and liabilities (excluding the effects of acquisitions):
Accounts receivable	2,779	1,332
Other assets	(1,700)	(234)
Accounts payable and accrued liabilities	(6,201)	(5,504)
Member redemption liability	(340)	706
Deferred revenue	1,629	2,688
Other liabilities	(1,848)	(117)
Net cash provided by operating activities	35,491	33,569

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4,227)	(5,272)
Purchases of short-term investments	-	(40,846)
Proceeds from maturities of short-term investments	34,465	25,125
Proceeds from sales of short-term investments	91,841	72,538
Cash paid for acquisitions, net of cash acquired	(303,995)	-
Proceeds from sales of assets, net	16	43
Net cash provided by (used for) investing activities	(181,900)	51,588

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from term loans and revolver	421,041	-
Payments on term loans and revolver	(302,280)	-
Payments on capital leases	(5)	(4)
Payments on debt issue costs	(249)	-
Proceeds from exercises of stock options	618	552
Repurchases of common stock	(1,257)	(890)
Payments for dividends	(14,857)	(14,392)
Excess tax benefits from stock-based compensation	75	199
Net cash provided by (used for) financing activities	103,086	(14,535)

Effect of exchange rate changes on cash and cash equivalents	(674)	192

Change in cash and cash equivalents	(43,997)	70,814
Cash and cash equivalents, beginning of period	113,667	19,698
Cash and cash equivalents, end of period	$69,670	$90,512

UNITED ONLINE, INC.
Unaudited Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow(4)
(in thousands)

	Quarter Ended September 30,
	2008	2007
Net cash provided by operating activities	$35,491	$33,569
Add (deduct):
Capital expenditures	(4,227)	(5,272)
Excess tax benefits from stock-based compensation	75	199
Cash paid for restructuring charges	119	34
Free cash flow	$31,458	$28,530

UNITED ONLINE, INC.
Unaudited Segment Information(a)
(in thousands)

	Quarter Ended September 30, 2008
	FTD	Classmates Media	Communications	Total

Revenues:
Products	$35,158	$-	$-	$35,158
Billable services	13,122	36,386	53,208	102,716
Advertising	-	22,360	8,923	31,283
Total revenues	48,280	58,746	62,131	169,157

Operating expenses:
Cost of revenues	28,272	11,407	15,165	54,844
Sales and marketing	7,247	21,576	13,553	42,376
Technology and development	914	6,102	7,967	14,983
General and administrative	4,081	9,679	9,336	23,096
Amortization of intangible assets	2,719	1,984	263	4,966
Restructuring charges	-	-	93	93
Total operating expenses	43,233	50,748	46,377	140,358

Operating income	5,047	7,998	15,754	28,799

Depreciation	418	2,176	2,754	5,348
Amortization of intangible assets	2,719	1,984	263	4,966
Operating income before depreciation and amortization	8,184	12,158	18,771	39,113
Stock-based compensation	-	3,435	6,520	9,955
Restructuring charges	-	-	93	93
Adjusted operating income before depreciation and amortization	$8,184	$15,593	$25,384	$49,161

	Quarter Ended September 30, 2007
	FTD	Classmates Media	Communications	Total
Revenues
Products	$-	$-	$-	$-
Billable services	-	28,455	66,131	94,586
Advertising	-	21,517	10,722	32,239
Total revenues	-	49,972	76,853	126,825

Operating expenses:
Cost of revenues	-	10,144	17,721	27,865
Sales and marketing	-	19,684	18,726	38,410
Technology and development	-	4,205	8,071	12,276
General and administrative	-	10,172	11,715	21,887
Amortization of intangible assets	-	2,629	461	3,090
Restructuring charges	-	-	34	34
Total operating expenses	-	46,834	56,728	103,562

Operating income	-	3,138	20,125	23,263

Depreciation	-	1,915	3,106	5,021
Amortization of intangible assets	-	2,629	461	3,090
Operating income before depreciation and amortization	-	7,682	23,692	31,374
Stock-based compensation	-	1,904	3,879	5,783
Restructuring charges	-	-	34	34
Adjusted operating income before depreciation and amortization	$-	$9,586	$27,605	$37,191

(a) Segment results for the quarter ended September 30, 2007 have been adjusted to conform with the current segment reporting structure, which was modified in Q4 2007.

UNITED ONLINE, INC.
Unaudited Selected Quarterly Historical Key Metrics (a)

	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007

Consolidated:
Revenues (in thousands)	$169,157	$122,273	$121,811	$125,410	$126,825

FTD:
Segment revenues(e) (in thousands)	$48,280
% of Total revenues	28.5%
Consumer orders(e)(f) (in thousands)	467
Average order value(e)(g)	$63.00

Classmates Media:
Segment revenues (in thousands)	$58,746	$57,013	$51,884	$53,273	$49,972
% of Total revenues	34.7%	46.6%	42.6%	42.5%	39.4%

Pay accounts(b) (in thousands)	4,087	3,809	3,521	3,199	2,983

Segment churn(c)	4.1%	4.2%	4.3%	4.7%	4.6%
ARPU(d)	$3.07	$3.10	$3.10	$3.26	$3.33
Segment active accounts(3) (in millions)	15.5	15.1	13.9	12.6	12.8

Communications:
Segment revenues (in thousands)	$62,131	$65,260	$69,927	$72,137	$76,853
% of Total revenues	36.7%	53.4%	57.4%	57.5%	60.6%

Pay accounts(b) (in thousands):
Access	1,468	1,560	1,682	1,786	1,886
Other	353	356	361	364	370
Total Communications pay accounts	1,821	1,916	2,043	2,150	2,256

Segment churn(c)	4.4%	4.5%	4.8%	4.4%	4.9%
ARPU(d)	$9.49	$9.45	$9.45	$9.28	$9.45
Segment active accounts(3) (in millions)	2.8	2.9	3.1	3.3	3.5

(a) More information on the financial results for these quarters can be found in the company's filings with the Securities and Exchange Commission.

(b) Growth in pay accounts during the quarter ended September 30, 2007 includes a loss of 18,000 pay accounts resulting from the company's decision to exit the photo sharing business. Growth in pay accounts during the quarter ended December 31, 2007 includes a loss of 6,000 pay accounts resulting from the company's decision to exit the VoIP business. Excluding the loss of photo sharing and VoIP customers related to the company's decisions to exit these businesses, Communications segment churn would have been 4.7% in the quarter ended September 30, 2007 and 4.3% in the quarter ended December 31, 2007.

(c) Churn is calculated as the total number of pay accounts that terminated or expired in a period divided by the average number of pay accounts for the same period, divided by the number of months in that period.

(d) ARPU is calculated by dividing billable services revenues for a period by the average number of pay accounts for that period, divided by the number of months in that period.

(e) The quarter ended September 30, 2008 reflects the results of FTD from August 26, 2008, the date of acquisition.

(f) Consumer orders are orders delivered during the period that originated in the U.S. and Canada, primarily from the www.ftd.com Web site and 1-800-SEND-FTD phone number, and in the U.K. and The Republic of Ireland, primarily from the www.interflora.co.uk Web site and a toll free phone number. Orders originating with a florist or other retail location for delivery to consumers are not included.

(g) Average order value represents the average U.S. dollar amount paid for the consumer orders delivered during the period. This average U.S. dollar amount is determined after translating the British pound amounts paid for orders delivered in the U.K. into U.S. dollars. Average order value includes merchandise revenue, shipping and service fees, less discounts, payable by the consumer. Average order values will fluctuate between periods based on changes in merchandise values, shipping and service fees, discounts and the exchange rate between the U.S. dollar and British pound.

CONTACT:
United Online, Inc.
Investors:
Erik Randerson, CFA
818-287-3350
investor@untd.com
or
Press:
Scott Matulis
818-287-3388
pr@untd.com